As filed with the Securities and Exchange Commission on January 10, 2018

Registration Nos. 333-162394

333-122124

333-88879

333-03165

333-03153

033-20585

033-32697

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-162394

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-122124

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-88879

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-03165

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-03153

Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 033-20585

Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 033-32697

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RUBY TUESDAY, INC.

(Exact name of registrant as specified in its charter)

Georgia	63-0475239
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

333 East Broadway Avenue

Maryville, Tennessee 37804

(865) 379-5700

(Address, including zip code, and telephone number, including area code, of principal executive offices)

RUBY TUESDAY, INC. 2003 STOCK INCENTIVE PLAN

RUBY TUESDAY, INC. 2005 DEFERRED COMPENSATION PLAN

1996 STOCK INCENTIVE PLAN

DEFERRED COMPENSATION PLAN

SALARY DEFERRAL PLAN

(Full titles of plans)

Rhonda Parish

Chief Legal Officer and Corporate Secretary

Ruby Tuesday, Inc.

333 East Broadway Avenue

Maryville, Tennessee 37804
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Amy Cheng

Cheng Cohen LLC

311 North Aberdeen Street, Suite 400

Chicago, Illinois 60607

Telephone (312) 243-1701

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Ruby Tuesday, Inc., a Georgia corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), and all unsecured obligations of the Registrant to pay deferred compensation (“Deferred Compensation Obligations”), remaining unissued under the following Registration Statements on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•                            Registration Statement No. 333-162394, filed on October 8, 2009, registering the offer and sale of 2,800,000 of the Registrant’s Shares, issuable pursuant to the Ruby Tuesday, Inc. 2003 Stock Incentive Plan;

•                            Registration Statement No. 333-122124, filed on January 19, 2005, registering an aggregate of $5,000,000 of Deferred Compensation Obligations, issuable under the Ruby Tuesday, Inc. 2005 Deferred Compensation Plan;

•                            Registration Statement No. 333-88879, filed on October 13, 1999, registering the offer and sale of 3,000,000 of the Registrant’s Shares, issuable pursuant to the Registrant’s 1996 Stock Incentive Plan;

•                            Registration Statement No. 333-03165, filed on May 3, 1996, registering an aggregate of $6,000,000 of Deferred Compensation Obligations and the offer and sale of 300,000 of the Registrant’s Shares and 300,000 Series A Junior Participating Preferred Stock Purchase Rights, issuable pursuant to the Registrant’s Deferred Compensation Plan;

•                            Registration Statement No. 333-03153, filed on May 3, 1996, registering the offer and sale of 300,000 of the Registrant’s Shares and 300,000 Series A Junior Participating Preferred Stock Purchase Rights, issuable pursuant to the Registrant’s Salary Deferral Plan;

•                            Registration Statement No. 033-20585, as amended by Post-Effective Amendment No. 1, filed on April 30, 1996, registering the offer and sale of 892,278 of the Registrant’s Shares and 892,278 Series A Junior Participating Preferred Stock Purchase Rights, issuable pursuant to the Registrant’s Salary Deferral Plan; and

•                            Registration Statement No. 033-32697, as amended by Post-Effective Amendment No. 1, filed on April 30, 1996, registering an aggregate of $9,900,000 of Deferred Compensation Obligations and the offer and sale of 405,000 of the Registrant’s Shares and 405,000 Series A Junior Participating Preferred Stock Purchase Rights, issuable pursuant to the Registrant’s Deferred Compensation Plan.

On December 21, 2017, pursuant to the terms of an Agreement and Plan of Merger, dated as of October 16, 2017, by and among RTI Holding Company, LLC (“RTIH”), RTI Merger Sub, LLC, a wholly-owned subsidiary of RTIH (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of RTIH (the “Merger”).

At the effective time of the Merger, each Share issued and outstanding immediately prior to the Merger (other than any shares held by the Registrant, RTIH, Merger Sub, any other wholly-owned subsidiary of RTIH or the Registrant, or any stockholder who properly demanded and did not validly withdraw dissenters’ rights in accordance with Georgia law) was automatically converted into the right to receive $2.40 in cash, without interest and less any applicable withholding taxes.

In addition, on December 22, 2017, the New York Stock Exchange filed a Form 25 to delist the Registrant’s Shares. The Registrant intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orlando, State of Florida, on January 10, 2018.

RUBY TUESDAY, INC.

By:	/s/ Rhonda Parish
	Name:	Rhonda Parish
	Title:	Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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